Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On January 5, 2017, Model N, Inc. (the “Company” or “Model N”), through its wholly owned subsidiary Nexus Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), completed its acquisition of Sapphire Stripe Holdings, Inc., a Delaware corporation (“Sapphire”), the parent company of Revitas, Inc.(“Revitas”), a provider of life sciences revenue management solutions, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated December 12, 2016 by and among the Company, Merger Sub, Sapphire and LLR Equity Partners III, L.P., a Delaware limited partnership, as the stockholders’ agent. Under the Merger Agreement, Merger Sub merged with and into Sapphire, with Sapphire becoming a wholly owned subsidiary of the Company (the “Merger”).

Pursuant to the Merger Agreement, the Company made a cash payment of approximately $42.8 million at closing; a cash payment of $10.0 million 60 days following the close and two $5.0 million promissory notes, one which will mature 18 months after the closing and the other which will mature 36 months after the closing (the “Promissory Notes”) which  bear interest at the rate of 3% per annum, and subject to a right of set-off as partial security for the indemnification obligations of Sapphire’s stockholders under the Merger Agreement, collectively (the “Purchase Price”).

The Company funded the cash portion of the purchase price with five-year term loan in the aggregate amount of $50.0 million (collectively, the “Term Loan”).  The Term Loan bears interest at a rate of the LIBOR Rate (as defined in the Term Loan agreement) plus 8.25%. The Term Loan matures on January 5, 2022. The unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of Model N and Sapphire, after giving effect to the Merger, the Term Loan, the Promissory Notes and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined balance sheet as of September 30, 2016 is derived from the historical condensed consolidated balance sheets of Model N and Sapphire as of September 30, 2016 and gives effect to the Merger and the Term Loan as if it had been consummated on September 30, 2016. The unaudited pro forma condensed combined statement of operations for the year ended September 30, 2016 is presented as if it had been consummated on October 1, 2015.  Model N and Sapphire have different fiscal year ends, accordingly the historical information of Sapphire in the pro forma statement of operations was adjusted and brought within 93 days of Model N’s fiscal year-end in accordance with SEC Regulation S-X 11-02(c)(3).  The unaudited pro forma condensed combined statement of operations for the year ended September 30, 2016 combines Model N’s historical consolidated statement of operations for the year ended September 30, 2016 with Sapphire’s historical statement of operations for the four quarters ended September 30, 2016.

The pro forma adjustments reflected in the pro forma financial statements are based on items that are (1) directly attributable to the transactions, (2) factually supportable, and (3) with respect to the pro forma statements of operations, expected to have a continuing impact on the combined results. The pro forma financial statements reflect certain adjustments and reclassifications to the historical financial statements of Sapphire to conform to the Company's financial statement presentation (See Note 5 in the accompanying notes).  Each of Model N’s and Sapphire’s financial information are prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).  The adjustments reflect the Company’s best estimates based upon the information currently available. The reclassifications were determined based upon the information currently available and additional reclassifications and adjustments may be necessary once the accounting for the transactions is completed and additional information becomes available.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Merger and the Term Loan been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or results of operations of the combined company. The unaudited pro forma condensed combined financial information is based upon currently available information and preliminary estimates and assumptions that our management believes are reasonable as of the date hereof. Any of these preliminary estimates and assumptions may change, be revised or prove to be materially different, and the estimates and assumptions may not be representative of facts existing at the time of the Merger. We therefore caution you not to place undue reliance on the unaudited pro forma condensed combined financial statements. Model N expects to incur costs associated with integrating the operations of Model N’s and Sapphire’s businesses. The unaudited pro forma condensed combined financial statements do not reflect the costs of any integration activities nor any cost savings from operating efficiencies, synergies or other restructuring, or associated costs to achieve such savings, that may result from the Merger.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements of Model N included in Model N's Annual Report on Form 10-K for the year ended September 30, 2016 filed with the Securities and Exchange Commission (“SEC”) on November 18, 2016, and the historical unaudited consolidated financial statements of Sapphire as of September 30, 2016 and for the nine months ended September 30, 2016 and 2015 and the historical audited consolidated financial statements of Sapphire as of and for the years ended December 31, 2015 and 2014  included as Exhibit 99.1 to this Current Report on Form 8–K/A.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF
SEPTEMBER 30, 2016

(in thousands)

	Model N, Inc.	Sapphire	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$ 66,149	$ 1,382	$ (4,861)	(a)	$ 62,670
Accounts receivable, net	19,925	9,156			29,081
Deferred cost of implementation services, current portion	1,630	-			1,630
Prepaid expenses	4,845	1,155	(100)	(b)	5,900
Other current assets	283	42			325
Total current assets	92,832	11,735	(4,961)		99,606
Property and equipment, net	6,141	1,710			7,851
Goodwill	6,939	19,660	5,220	(c)	31,819
Intangible assets, net	5,684	2,802	44,268	(d)	52,754
Other assets	1,371	195	(170)	(e)	1,396
Total assets	$ 112,967	$ 36,102	$ 44,357		$ 193,426
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$ 3,334	$ 618			$ 3,952
Accrued employee compensation	8,349	3,765			12,114
Accrued liabilities	3,707	1,052	$ 3,073	(f)	7,832
Deferred revenue, current portion	28,854	21,533	(9,195)	(g)	41,192
Other current liabilities	-	229	(229)	(h)	-
Short-term debt	-	7,250	(7,250)	(i)	-
Total current liabilities	44,244	34,447	(13,601)		65,090
Long-term debt	-	-	56,522	(b) (j)	56,522
Deferred revenue, net of current portion	1,924	336	(143)	(g)	2,117
Other long-term liabilities	597	158			755
Deferred taxes	-	1,224	(1,224)	(k)	-
Total liabilities	46,765	36,165	41,554		124,484
Convertible preferred stock:
Convertible preferred stock	-	-			-
Stockholders' equity:
Common stock	4	41	(41)	(l)	4
Preferred stock	-	41,950	(41,950)	(l)	-
Additional paid-in capital	202,506	1,808	(1,808)	(l)	202,506
Accumulated other comprehensive loss	(562)	(13)	13	(l)	(562)
Accumulated deficit	(135,746)	(43,849)	46,589	(m)	(133,006)
Total stockholders’ equity	66,202	(63)	2,803		68,942
Total liabilities, convertible preferred stock and stockholders’ equity	$ 112,967	$ 36,102	$ 44,357		$ 193,426

The accompanying Notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED SEPTEMBER 30, 2016
(in thousands, except per share data)

	Model N, Inc.	Sapphire (1)	Pro Forma Adjustments		Pro Forma Combined
Revenues:
License and implementation	$ 20,579	$ 19,782			$ 40,361
SaaS and maintenance	86,392	22,879			109,271
Total revenues	106,971	42,661			149,632
Cost of revenues:
License and implementation	12,976	8,316			21,292
SaaS and maintenance	40,717	7,940	$ (1,097)	(n)	47,560
Total cost of revenue	53,693	16,256	(1,097)		68,852
Gross profit (loss)	53,278	26,405	1,097		80,780
Operating expenses:
Research and development	23,706	9,525			33,231
Sales and marketing	32,261	11,269	3,518	(n)	47,048
General and administrative	30,051	4,566	(1,120)	(o)	33,497
Total operating expenses	86,018	25,360	2,398		113,776
Income (loss) from operations	(32,740)	1,045	(1,301)		(32,996)
Interest income	(50)	-			(50)
Interest expense	-	410	5,885	(p)	6,295
Other (income) expense, net	86	166			252
Income (loss) before income taxes	(32,776)	469	(7,186)		(39,493)
Provision (benefit) for Income taxes	335	179	-		514
Net loss	$ (33,111)	$ 290	$ (7,186)		$ (40,007)
Net loss per share attributable to common stockholders:
Basic and diluted	$ (1.21)				$ (1.46)
Weighted average number of shares used in computing net loss per share attributable to common stockholders:
Basic and diluted	27,379				27,379

(1) Certain amounts have been reclassified to conform to Model N’s presentation. Refer to Note 5 - Reclassifications below.

The accompanying Notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of the Transactions

On January 5, 2017, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 12, 2016, by and among Model N, Inc. (“Model N” or the “Company,” and also referred to as “we,” “us” or “our”), Sapphire Stripe Holdings, Inc. (“Sapphire”), Nexus Acquisition Sub, Inc., a wholly owned subsidiary of Model N (“Merger Sub”), and LLR Equity Partners III, L.P. as the stockholders’ agent, Model N completed its acquisition of Revitas, Inc. (“Revitas”). Revitas is a wholly owned subsidiary of Sapphire, and in the acquisition, Merger Sub was merged with and into Sapphire, with Sapphire as the surviving corporation. As a result, Sapphire and Revitas became wholly owned subsidiaries of Model N (the “Merger”).  The total consideration included approximately $52.8 million in cash and promissory notes of $10.0 million.

The cash portion of the purchase price was financed using term loans in the aggregate principal amount of $50.0 million (collectively, the “Term Loan”).   The Term Loan bears interest at a rate of the LIBOR Rate (as defined in the loan agreement) plus 8.25%. The Term Loan matures on January 5, 2022.

2. Basis of Pro Forma Presentation

These unaudited pro forma condensed combined financial statements present the pro forma financial position and statement of operations of the combined company based upon historical financial information after giving effect to the Merger, the Term Loan and the preliminary assumptions and adjustments described in these footnotes.

Model N prepares its consolidated financial statements on the basis of a fiscal year ending September 30. The consolidated financial statements of Sapphire have historically been prepared on the basis of a fiscal year ending December 31. In accordance with applicable SEC rules, if the fiscal year end of an acquired entity differs from the acquirer’s fiscal year end by more than 93 days, the acquired entity’s income statement must be brought within 93 days of the acquirer’s fiscal year end. Consequently, the pro forma statement of operations for the year ended September 30, 2016 represents the aggregation of the historical financial results of Revitas for the four quarters ended September 30, 2016.

The unaudited pro forma condensed combined financial information is based upon the historical consolidated financial statements of Model N and Sapphire and after giving effect to the Merger, Promissory Notes and the Term Loan using the purchase accounting method in accordance with the Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (“ASC 805”), and include all adjustments that are directly attributable to the transactions, are factually supportable and, with respect to the unaudited pro forma condensed combined statements of operations, are expected to have a continuing impact on the consolidated results.  In accordance with ASC 805, Model N allocates the purchase price of the Merger to the tangible assets, liabilities, and identifiable intangible assets acquired based on their estimated fair values. The excess of the purchase price over those fair values is recorded as goodwill. During the measurement period, as additional information becomes available about facts and circumstances that existed as of acquisition date, we may further revise our preliminary valuation of assets acquired and liabilities assumed with the corresponding offset to goodwill. After the measurement period, which could be up to one year after the initial transaction date, Model N would record subsequent adjustments to its statement of operations.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the Merger. The unaudited pro forma condensed combined financial information also does not include any future integration costs. The unaudited pro forma condensed combined financial information has been prepared by management for illustrative purposes only, in accordance with Article 11 of SEC Regulation S-X and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had Model N and Sapphire been operating as a combined company during the specified periods presented.

The financial statements of Model N and Sapphire are prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).  Certain amounts in the historical consolidated financial statements of Sapphire have been reclassified to conform to Model N’s financial statement presentation (See Note 5 in the accompanying notes).  Management will also continue to assess the accounting policies of Sapphire for adjustments that may be required to conform the accounting policies of Sapphire to Model N’s.

3. Pro Forma Purchase Price and Allocation

The following table summarizes the fair value of total consideration transferred to Sapphire stockholders at the acquisition date of January 5, 2017 (in thousands):

Cash purchase price paid to Sapphire shareholders at closing (1)	$ 40,000
Cash purchase price paid 60 days following closing (1)(2)	10,000
Estimated working capital adjustment (3)	2,840
Total cash consideration transferred to Sapphire stockholders	52,840
3.0% Promissory Notes issued to Sapphire stockholders (4)	8,643
Total consideration to Sapphire stockholders	$ 61,483

(1)	Cash consideration paid to Sapphire stockholders was provided by borrowings under the $50.0 million Term Loan, plus Model N cash.
(2)	$10.0 million paid 60 days following the closing.
(3)	Represents the estimated working capital adjustment pursuant to the terms and conditions of the Merger Agreement.
(4)

Estimated fair value of two $5.0 million promissory notes, one which will mature 18 months after the closing and the other which will mature 36 months after the closing and each of  which will bear interest at the rate of 3% per annum.  The fair value was determined based on a discounted future cash flows at 9.96% interest rate, which represents an arm’s length interest rate.

Under the purchase method of accounting, Model N allocated the total consideration paid of $61.5 million, to the tangible and identifiable intangible assets acquired and liabilities assumed based upon their respective estimated fair values.  The following summarizes the preliminary purchase price allocation of the Merger as if the Merger had occurred on September 30, 2016 (in thousands):

September 30, 2016
Assets acquired:
Cash	$ 1,382
Accounts receivable	9,156
Prepaid expenses, other current assets and other assets	1,222
Property and equipment	1,710
Intangible assets:
Developed technology, customer relationships and trade name	47,070
Goodwill	24,880
Total assets acquired	85,420
Liabilities assumed:
Accounts payable	(618)
Accrued liabilities and other long-term liabilities	(4,975)

Deferred revenue	(12,531)
Deferred tax liabilities	(5,813)
Total liabilities assumed	(23,937)
Total purchase price	$ 61,483

Identifiable intangible assets. The preliminary fair values of intangible assets were determined based on the provisions of ASC 805, which defines fair value in accordance with ASC 820 Fair Value Measurements and Disclosures (“ASC 820”).  ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Intangible assets were identified that met either the separability criterion or the contractual-legal criterion described in ASC 805.

Model N has preliminarily allocated $47.1 million to identifiable intangible assets. The preliminary valuation of the identifiable intangible assets acquired was based on management’s estimates, currently available information and reasonable and supportable assumptions. The allocation was based on the fair value of these assets.  The amortization expense related to the preliminary fair value of developed technology, customer relationships and trade name is reflected as a pro forma adjustment to the unaudited pro forma condensed combined financial statements.  Amortization expense related to developed technology was expensed to cost of revenues – SaaS and maintenance and customer relationships and trade name was expensed to sales and marketing in the unaudited pro forma condensed combined statement of operations.  The identifiable intangible assets will be amortized on a straight-line basis over the estimated useful life which is expected to produce the following amortization expense for the combined operations (in thousands):

Asset Class	Fair Value	Estimated Useful Life (Yr.)	Amortization for Year ended September 30, 2016
Developed technology	$ 6,770	6	$ 1,153
Customer relationships	40,150	10	4,017
Trade name	150	1	150
Total identifiable intangible assets	$ 47,070		$ 5,320

The total expected future amortization related to intangible assets is as follows (in thousands):

Year Ending September 30,
2017	$ 5,170
2018	5,170
2019	5,114
2020	5,114
2021	5,114
2022 and thereafter	16,068
$ 41,750

Goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net assets acquired, net of deferred taxes.  Such goodwill is not deductible for tax purposes and represents the value placed on expected synergies recognized in connection with the Merger. In accordance with ASC 350 Intangibles—Goodwill and Other, goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. In the event management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of the impairment during the period in which the determination is made.

The purchase accounting for the Merger is preliminary and subject to completion upon obtaining additional information, including (1) the identification and valuation of assets acquired and liabilities assumed, including intangible assets and related goodwill, (2) the finalization of the opening balance sheet, including certain accruals and prepaid expenses, and (3) the related tax impacts of the Merger. Model N has preliminarily valued the acquired assets and liabilities based on their estimated fair value. These estimates are subject to change as additional information becomes available. The preliminary fair values are based on the best estimates of Model N. Any adjustments to the preliminary fair values will be made as such information becomes available.

4. Pro Forma Adjustments

The unaudited pro forma condensed combined financial statements give effect to the transactions as if it had occurred on September 30, 2016 for purposes of the unaudited pro forma condensed combined balance sheet and on October 1, 2015 for purposes of the unaudited pro forma condensed combined statements of operations. The unaudited pro forma condensed combined statements of operations do not include any material non-recurring charges that will arise as a result of the Merger, Promissory Notes and the Term Loan. Adjustments in the unaudited pro forma condensed combined financial statements are as follows:

(a)	The pro forma adjustment to the cash and cash equivalents balance represents the effects of the following transactions (in thousands):

	Total cash purchase price	$ (50,000)
	Estimated working capital adjustment	(2,840)
	Net Term Loans proceeds	47,979
	Net pro forma adjustment	$ (4,861)

(b)	The adjustment represents the reclassification of prepaid debt issuance costs to Long-term debt.

(c)

To record the preliminary estimate of the net adjustment to goodwill consisting of (i) the reversal of Sapphire’s historical goodwill totaling $19.7 million and (ii) to record goodwill totaling $24.9 million for the excess of the purchase price over the fair value of the tangible and intangible assets acquired and liabilities assumed.

(d)	To record the preliminary estimate of the fair value of the intangible assets acquired, as well as the reversal of Sapphire’s historical intangible assets.

(e)	To eliminate debt issuance costs and other assets not acquired the Merger.

(f)	To accrue for the preliminary estimated acquisition related transaction costs of $3.1 million incurred by Model N and Sapphire but not yet reflected in the historical results at September 30, 2016.

(g)

To record the fair value adjustment to deferred revenues. The preliminary estimated fair value represents the estimated costs that will be incurred to fulfill the obligation plus an assumed profit margin for the level of effort to fulfill all obligations associated with the deferred revenue assumed in the acquisition.

(h)	To eliminate capital lease obligation repaid in connection with the Merger agreement.

(i)	To eliminate bank debt repaid in connection with the Merger agreement.

(j)	Total debt issued to fund the Merger consists of the following (in thousands):

	3.0% Promissory Notes issued to Sapphire stockholders	$10,000
	Term Loan proceeds	50,000
	Total debt issued	60,000
	Preliminary discount and debt issuance costs	(3,478)
	Net pro forma adjustment for total debt	$56,522

(k)	To eliminate the historical deferred tax liability for the tax basis difference in historical goodwill.

(l)	To eliminate the historical common stock, preferred stock, additional paid-in capital and accumulated other comprehensive loss of Sapphire.

(m)	The pro forma adjustment to accumulated deficit balance represents the effects of the following transactions (in thousands):

	Sapphire historical deficit	$ 43,849
	Direct acquisition costs	(3,073)
	Income tax benefit related to release of valuation allowance.	5,813
	Net pro forma adjustment	$46,589

Income tax benefit of $5.8 million associated with the release of valuation allowances due to the recognition of deferred tax liabilities related to the intangible assets acquired from Sapphire was not reflected in the unaudited pro forma condensed combined statement of operations because it will not have a continuing impact.

(n)

To record the amortization expense of the identifiable intangible assets resulting from the purchase of Sapphire and reversal of historical amortization expense of Sapphire. See Note 3 above for the estimated useful lives and amortization expense for intangible asset (in thousands).

		Historical	New	Net Pro Forma Adjustment
	SaaS and maintenance	$ (2,250)	$ 1,153	$ (1,097)
	Sales and marketing	(649)	4,167	3,518
	Amortization expense	$ (2,899)	$5,320	$ 2,421

(o)

Represents the acquisition-related costs associated with the Merger recorded by Model N and Sapphire. The costs are non-recurring in nature and therefore eliminated for purposes of preparing the Unaudited Pro Forma Condensed Combined Statement of Operations.

(p)

Adjustment represents the increase in the preliminary estimate of interest expense related to the issuance of the Term Loan and the 3.00% Promissory notes entered into in connection with the Merger, less interest expense of existing bank debt and capital lease obligation payoff in connection with the Merger agreement.  It also includes amortization of discount and debt issuance costs totaling $1.0 million for the twelve months ended September 30, 2016. Sensitivity of 1/8th percentile was performed and impact was immaterial.

5. Reclassifications

The following identifies the reclassifications made to Sapphire’s historical consolidated statement of operations in order to conform to Model N’s financial statement presentation (in thousands):

	Sapphire Historical (1)	Reclassification (1)	Sapphire Reclassified (1)
Revenues:
License and implementation	$ -	$ 19,782	$ 19,782
SaaS and maintenance	-	22,879	22,879
Recurring	21,071	(21,071)	-
Services	13,870	(13,870)	-
License	7,720	(7,720)	-
Total revenues	42,661	-	42,661
Cost of revenues:
License and implementation	-	8,316	8,316
SaaS and maintenance	-	7,940	7,940
Cost of recurring revenue	3,996	(3,996)	-
Cost of Services	9,066	(9,066)	-
Cost of third-party technology	617	(617)	-
Total cost of revenue	13,679	2,577	16,256
Gross profit (loss)	28,982	(2,577)	26,405
Operating expenses:
Research and development	9,131	394	9,525
Sales and marketing	10,444	825	11,269
General and administrative	4,473	93	4,566
Amortization of intangible assets	2,899	(2,899)	-
Depreciation	990	(990)	-
Total operating expenses	27,937	(2,577)	25,360
Income from operations	1,045	-	1,045
Interest expense	410		410
Other (income) expense, net	166		166
Income before income taxes	469	-	469
Provision (benefit) for Income taxes	179		179
Net Income	$ 290	$ -	$ 290

(1) Represents the last four quarters ended September 30, 2016 to conform to the Model N fiscal year-end.